As filed with the Securities and Exchange Commission on April 1, 2008

Registration No. 333-148315

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VeraSun Energy Corporation

(Exact name of registrant as specified in its charter)

South Dakota	2860	20-3430241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 100 22nd Avenue Brookings, South Dakota 57006 (605) 696-7200	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

US BioEnergy Corporation 2006 Stock Incentive Plan

US BioEnergy Corporation 2005 Stock Incentive Plan

(Full Title of the Plans)

DONALD L. ENDRES

Chief Executive Officer

GREGORY S. SCHLICHT, ESQ.

Senior Vice President, General Counsel and Secretary

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Telephone: (605) 696-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faiza J. Saeed, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Telephone: (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, par value $0.01 per share	1,787,083(1)	(2)	(2)	(2)

(1)	This Post-Effective Amendment No. 1 on Form S-8 to Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-148315) covers 1,787,083 shares of common stock, par value $0.01 per share, of VeraSun Energy Corporation (“VeraSun common stock”) originally registered on Amendment No. 3 to the Registration Statement on Form S-4.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on December 24, 2007 and Amendment No. 1 thereto on February 1, 2008. On February 29, 2008, VeraSun Energy Corporation filed Amendment No. 3 to the Registration Statement on Form S-4 to register 66,695,963 shares of VeraSun common stock issuable to the stockholders of US BioEnergy Corporation, including the 1,787,083 shares being registered hereunder which may be issued pursuant to the plans referred to above. See “Introductory Statement”.

INTRODUCTORY STATEMENT

VeraSun Energy Corporation, a South Dakota corporation (“VeraSun” or the “registrant”) hereby amends its Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-148315) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment” or this “Registration Statement”) relating to the sale of up to 1,787,083 shares of common stock, par value $0.01 per share, of VeraSun (“VeraSun Common Stock”) issuable upon the exercise of stock options granted under the US BioEnergy Corporation 2006 Stock Incentive Plan and the US BioEnergy Corporation 2005 Stock Incentive Plan (collectively, the “Plans”).

On April 1, 2008, Host Acquisition Corporation, a South Dakota corporation and a wholly owned subsidiary of VeraSun (“Merger Sub”), was merged with and into US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”). As a result of this merger (the “Merger”), US BioEnergy became a wholly owned subsidiary of VeraSun. As of the effective time of the Merger, each outstanding share (other than shares owned by VeraSun, Merger Sub or US BioEnergy) of common stock, par value $0.01 per share, of US BioEnergy (“US BioEnergy Common Stock”) was converted into the right to receive 0.810 shares of VeraSun Common Stock, plus cash in lieu of fractional shares. Each outstanding award of restricted US BioEnergy Common Stock under the Plans (each, a “US BioEnergy Restricted Stock Award”) was assumed by VeraSun and became, on the same terms and conditions as were applicable under the applicable US BioEnergy Restricted Stock Award, an award of restricted VeraSun Common Stock. The number of shares of VeraSun Common Stock (rounded down to the nearest whole share) subject to such award of restricted VeraSun Common Stock was determined by multiplying the number of US BioEnergy Common Stock subject to such US BioEnergy Restricted Stock Award by the exchange ratio of 0.810.

In addition, as of the effective time of the Merger, each outstanding option issued pursuant to either Plan (each, a “US BioEnergy Stock Option”), whether vested or unvested, was converted into an option to acquire, on the same terms and conditions as were applicable under such US BioEnergy Stock Option, the number of shares of VeraSun Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy Common Stock subject to such US BioEnergy Stock Option by the exchange ratio of 0.810. The exercise price for each such converted US BioEnergy Stock Option was set at a price per share of VeraSun Common Stock equal to (A) the per share exercise price for the shares of US BioEnergy Common Stock otherwise purchasable pursuant to such US BioEnergy Stock Option divided by (B) the exchange ratio of 0.810, rounded up to the nearest whole cent (each, as so adjusted, an “Adjusted Option”). All other terms of the original US BioEnergy Options will continue to apply. Each Adjusted Option is no longer exercisable for shares of US BioEnergy Common Stock.

The designation of this Post-Effective Amendment as Registration No. 333-148315 denotes that the Post-Effective Amendment relates only to the shares of VeraSun Common Stock issuable upon the exercise of stock options under the Plans and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by VeraSun Energy Corporation (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed March 12, 2008;

(b) the Company’s Current Reports on Form 8-K filed January 2, 2008, March 12, 2008, March 14, 2008 and April 1, 2008; and

(c) the description of the Company’s common stock, which is contained in the Company’s registration statement on Form 8-A filed with the SEC on June 12, 2006 (File No. 001-32913) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), require us to indemnify officers and directors to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately may be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. Our Articles require indemnification at least to the extent that indemnification is authorized by the South Dakota Business Corporation Act (the “SDBCA”). The indemnification provisions of the SDBCA are summarized as follows:

(a) The SDBCA permits us to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:

(1) acted in good faith; and

(2) reasonably believed:

(i) in the case of conduct in an official capacity, that the conduct was in our best interests;

(ii) in all other cases, that the conduct was at least not opposed to our best interests; and

(3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.

(b) The SDBCA further permits us to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability for:

(1) the amount of a financial benefit received by a director to which the director is not entitled;

(2) an intentional infliction of harm on us or our shareholders;

(3) an unlawful distribution; or

(4) an intentional violation of criminal law.

(c) The SDBCA does not permit us to indemnify an officer or director:

(1) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or

(2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

(d) Under the SDBCA, we may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance furnishes: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct, and (2) a written undertaking to repay the advance if it is ultimately determined that that person was not entitled to indemnification or did not meet the standard of conduct.

(e) Under the SDBCA, we may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the relevant standard of conduct by any one of the following:

(1) the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose;

(2) by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;

(3) by special legal counsel:

(i) selected in the manner prescribed by (1) or (2) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

(4) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.

Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (3)(ii) to select special legal counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every officer or director who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

Our Articles also contain provisions that limit the liability of our directors for money damages to the fullest extent permitted by South Dakota law. Consequently, our directors will not be personally liable to us or our shareholders for money damages for any action taken, or the failure to take any action, as a director, except liability for:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of SDBCA 47-1A-833 (relating to unlawful distributions); or

•	an intentional violation of criminal law.

In addition, under the SDBCA, or directors are not liable to us or our shareholders for any decision to take or not to take action, or any failure to take action, as a director, unless it can be established that the provisions described in the immediately preceding paragraph do not preclude such liability and that the challenged conduct was the result of:

•	action not in good faith;

•	a decision which the director did not reasonably believe to be in the registrant’s best interests or as to which the director was not properly informed;

•

a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct;

•

a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the registrant, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry; or

•

receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the registrant or its shareholders that is actionable under applicable law.

We also have directors’ and officers’ liability insurance coverage which insures our directors and officers against specific liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota on the 1st day of April, 2008.

VERASUN ENERGY CORPORATION

By:	/s/ Danny C. Herron
Danny C. Herron
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on February 29, 2008 in the capacities indicated.

Signature	Title

*	Chief Executive Officer and Director
Donald L. Endres	(Principal Executive Officer)

/s/ Danny C. Herron	President and Chief Financial Officer
Danny C. Herron	(Principal Financial Officer)

/s/ Bryan D. Meier	Vice President, Finance and Chief Accounting Officer
Bryan D. Meier	(Principal Accounting Officer)

Director
James E. Dauwalter

Director
Jay D. Debertin

/s/ D. Duane Gilliam	Director
D. Duane Gilliam

/s/ T. Jack Huggins III	Director
T. Jack Huggins III

/s/ Steven T. Kirby	Director
Steven T. Kirby

Director
Gordon W. Ommen

Director
Mark A. Ruelle

*	Director
Paul A. Schock

/s/ Danny C. Herron	Attorney-in-Fact*
Danny C. Herron

EXHIBIT INDEX

Exhibits
4.1**	Articles of Incorporation of VeraSun, as amended, dated as of May 12, 2006 (incorporated by reference to Exhibit 3.1 to VeraSun’s Amendment No. 2 to Form S-1, filed with the SEC on May 23, 2006, File No. 333-132861)

4.2**	Amended and Restated Bylaws of VeraSun (incorporated by reference to Exhibit 3.1 to VeraSun’s Form 8-K, filed with the SEC on April 1, 2008)

5.1	Opinion of Cadwell Sanford Deibert & Garry LLP, regarding the legality of the securities being issued.

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Cadwell Sanford Deibert & Garry LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
**	Incorporated by reference herein.